UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2025

HG Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34964	54-1272589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2115 E. 7th Street, Suite 101
Charlotte, North Carolina 28204
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (850) 299-9296

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01          Entry into a Material Definitive Agreement.

Stock Repurchase Agreement

On April 21, 2025, HG Holdings, Inc. (the “Company”) entered into a Stock Repurchase Agreement (the “Repurchase Agreement”) with certain of its existing stockholders who are managed by Solas Capital Management, LLC (the “Sellers”), pursuant to which the Sellers agreed to sell to the Company, and the Company agreed to repurchase from the Sellers, an aggregate of 402,322 shares of the Company’s common stock, par value $0.02 per share (“Common Stock”), held by the Sellers, for an aggregate price of $3,138,111.60 (the “Repurchase”). The Repurchase was made outside of, and as an exception to, the Company’s share repurchase program, which authorizes the Company to repurchase up to $1,500,000 (exclusive of fees and commissions) in shares of Common Stock.

Prior to the Repurchase, the Sellers owned an aggregate of approximately 41.4% of the Company’s outstanding shares of Common Stock. After giving effect to the Repurchase and the transactions effected pursuant to the Contribution Agreement (defined and described below), the Sellers now own an aggregate of approximately 14.4% of the Company’s outstanding shares of Common Stock.

Assignment and Contribution Agreement

On April 21, 2025, the Company entered into an Assignment and Contribution Agreement (the “Contribution Agreement”) with the assignors listed on Schedule A thereto (the “Assignors”), pursuant to which the Assignors agreed to assign and contribute to the Company an aggregate of 10,203 shares of common stock, no par value, and 291,656 shares of Class A stock, no par value, of ACMAT Corporation, a Connecticut corporation, and, in consideration of and exchange therefor, the Company agreed to issue to the Assignors an aggregate of 2,899,876 shares of Common Stock, contingent upon the closing of the transactions contemplated by the Services Agreement (defined and described below).

Hale Partnership Capital Management, LLC, an entity wholly owned by the Company’s Chairman and Chief Executive Officer, Steven A. Hale II, is the registered investment advisor or investment manager for each of the Assignors, and Mr. Hale is the sole principal owner of Hale Partnership Capital Advisors, LLC, the general partner of all but one of the Assignors.

Prior to the transactions effected pursuant to the Contribution Agreement and the Repurchase described above, the Assignors owned an aggregate of approximately 34.7% of the Company’s outstanding shares of Common Stock. After giving effect to the transactions effected pursuant to the Contribution Agreement and the Repurchase described above, the Assignors now own an aggregate of approximately 73.0% of the Company’s outstanding shares of Common Stock. In addition, after giving effect to these transactions, Mr. Hale individually owns 0.52% of the Company’s outstanding shares of Common Stock.

Master Services Agreement

On April 21, 2025, the Company entered into a Master Services Agreement, effective June 1, 2025, with HP Risk Solutions, LLC, a wholly-owned subsidiary of HP Holding Company, LLC, which is wholly owned by certain affiliates of Mr. Hale, pursuant to which the Company will provide certain managerial and operational services to HP Risk Solutions, LLC for consideration from HP Risk Solutions, LLC of $6 million per year over the course of three years (the “Services Agreement”). Such services to be performed pursuant to the Services Agreement include, but are not limited to: reinsurance brokerage services; the review and improvement of financial goals; compliance with legal and regulatory mandates; maintenance of an ethical business environment; investment and asset manager compliance; cash and equity management; corporate tax management; personnel management; related party transaction oversight; tax preparation administration; strategic capital modeling; the review of potential acquisitions and transactions involving affiliates and third parties, including but not limited to, renewal rights deals, loss portfolio transfers or entity acquisitions; execution of (or provision for the execution of) all general corporate legal matters; and provision of internal control management services.

The foregoing descriptions of the Repurchase Agreement, Contribution Agreement and Services Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Repurchase Agreement, Contribution Agreement and Services Agreement, copies of which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this report and incorporated herein by reference.

Item 3.02         Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02. The shares of Common Stock issued pursuant to the Contribution Agreement were issued in reliance on exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended, and/or Rule 506(b) of Regulation D promulgated thereunder, as a transaction by an issuer not involving any public offering.

Item 5.01         Changes in Control of Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 5.01. In addition, no arrangements are known to the Company the operation of which may at a subsequent date result in a change in control of the Company.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Stock Repurchase Agreement, dated April 21, 2025, by and among HG Holdings, Inc. and the Sellers named therein
10.2	Assignment and Contribution Agreement, dated April 21, 2025, by and among HG Holdings, Inc. and the Assignors named therein
10.3	Master Services Agreement, dated April 21, 2025, by and between HG Holdings, Inc. and HP Risk Solutions, LLC
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HG HOLDINGS, INC.

Date: April 23, 2025	By:	/s/ Anna Lieb
		Name:	Anna Lieb
		Title:	Principal Financial and Accounting Officer; Secretary